Exhibit 99.1

Contacts:	Bob Gordon	Jennifer Menard
	Public Relations	Public Relations
	(631) 342-2391	(781) 530-6202
	bobg@ca.com	jmenard@netegrity.com

Chris Martin
Investor Relations
(631) 342-2889
christopher.martin@ca.com

CA COMPLETES NETEGRITY ACQUISITION,
ADVANCING ITS SECURITY MANAGEMENT STRATEGY

•	Identity and Access Management Technologies Strengthen CA’s Leadership Position

•	Key Netegrity Management Joins CA

ISLANDIA, N.Y., November 24, 2004 – Computer Associates International, Inc. (NYSE: CA) today announced the completion of its acquisition of Netegrity, Inc., a leading provider of identity and access management software. Netegrity stockholders approved the transaction on November 23.

CA will make Netegrity’s identity and access management solutions available both as stand-alone, best-of-breed products and as integrated components of CA’s industry-leading eTrust Identity and Access Management Suite – enabling customers to minimize business risk while streamlining critical IT administration tasks.

“We are excited by the opportunities with Netegrity and welcome its employees, partners and customers to CA and to the eTrust family,” said Russ Artzt, CA’s co-founder and executive vice president of eTrust solutions. “Together, we will continue to provide customers with the industry’s most comprehensive and integrated security management suite.”

Key Netegrity executives joining CA include:

•	Bill Bartow, vice president of engineering, who continues to head the engineering of all Netegrity products and reports to Artzt.

•	Stephanie Feraday, vice president of marketing, who continues to lead marketing efforts for all Netegrity products and also reports to Artzt.

•	Erik Hansen, vice president and general manager for Europe, Middle East and Africa (EMEA) Sales and Pre-sales, who has the same role at CA for all Netegrity products and reports to Hayley Tabor, CA’s senior vice president and general manager for EMEA.

•	Vadim Lander, formerly chief technology officer for Netegrity, who is CA’s chief identity architect and reports to Artzt.

•	Steve McLaughlin, vice president of North American Sales and Pre-sales, who has the same role at CA for all Netegrity products and reports to Gary Weiss, CA’s vice president of Worldwide Security Sales.

•	Regina Sommer, formerly chief financial officer for Netegrity, who is a principal advisor to Jeff Clarke, CA’s chief operating officer, and will play a key role in the CA/Netegrity integration process with Stacy Leader, CA vice president for eTrust.

•	Roy Strand, vice president of professional services and training, who remains with CA in the same role for all Netegrity products, and reports to Artzt.

Bilhar Mann continues as CA’s vice president of product management for eTrust Identity and Access Management and picks up responsibility for the Netegrity products. He continues to report to Toby Weiss, senior vice president for eTrust security management.

Customers can continue to access Netegrity support at https://support.netegrity.com or by calling (877) 748-3646 (U.S. and Canada); +60-3-2055 3333 (Asia Pacific); or (781) 890-1700 (other international locations).

The merger consideration to be paid in cash for each share of Netegrity common stock outstanding immediately prior to the closing is $10.75, without interest. The aggregate cash consideration to be paid by CA is approximately $439 million. CA will soon mail a letter of transmittal and instructions to former holders of record of Netegrity common stock to be used for the exchange of Netegrity shares for the cash consideration. Netegrity stockholders who own shares through a broker will be contacted by their broker. Former Netegrity stockholders with further questions regarding the exchange of Netegrity shares for the cash consideration should contact EquiServe Trust Company, NA, CA’s exchange agent, by telephone at (877) 282-1168.

About CA

Computer Associates International, Inc. (NYSE:CA), the world’s largest management software company, delivers software and services across operations, security, storage, life cycle and service management to optimize the performance, reliability and efficiency of enterprise IT environments. Founded in 1976, CA is headquartered in Islandia, N.Y. and serves customers in more than 140 countries. For more information, please visit http://ca.com.

###

© 2004 Computer Associates International, Inc. One Computer Associates Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Certain statements in this press release may constitute “forward-looking statements.” Actual results could differ materially from those projected or forecast in the forward-looking statements. The factors that could cause actual results to differ materially include the following: the risks associated with Computer Associates’ deferred prosecution agreement with the United States Attorney’s Office for the Eastern District of New York, including that Computer Associates could be charged with criminal offenses if Computer Associates violates the agreement; civil litigation arising out of the matters that are the subject of the Department of Justice and the Securities and Exchange Commission (“SEC”) investigations, including shareholder and derivative litigation; Computer Associates is subject to intense competition; risks associated with the recent loss and ongoing replacement of key personnel; our products must remain compatible with, and our product development is dependent upon access to, changing operating environments; we have a significant amount of debt; our credit ratings have been downgraded and could be downgraded further; customers are still adapting to our Business Model; the failure to protect our intellectual property rights may weaken our competitive position; we may become dependent upon large transactions; customer decisions are influenced by general economic conditions; third parties may claim that our products infringe their intellectual property rights; fluctuations in foreign currencies could result in transaction losses; acts of war and terrorism may adversely affect our business; the volatility of the international marketplace; risks associated with the integration of Netegrity into CA, including the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected time-frames or at all and to successfully integrate Netegrity’s operations, technologies and products into those of Computer Associates, such integration may be more difficult, time-consuming or costly than expected, revenues following the transaction may be lower than expected, operating costs, customer loss and business disruption (including difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction, the retention of certain key employees at Netegrity, and the parties’ ability to meet expectations regarding accounting and tax treatments of the merger; and the other factors discussed in “Risk Factors” in the Computer Associates’ Annual Report or Form 10-K for the most recently ended fiscal year and Computer Associates’ other filings with the SEC, which are available at http://www.sec.gov. Computer Associates assumes no obligation to update the information in this release, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.